UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

PORTILLO’S INC.
(Name of Registrant as Specified In Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP ENGAGED CAPITAL CO-INVEST XVII, LP ENGAGED CAPITAL, LLC ENGAGED CAPITAL HOLDINGS, LLC GLENN W. WELLING CHARLES R. MORRISON NICOLE PORTWOOD
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Engaged Capital, LLC (“Engaged Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Portillo’s Inc., a Delaware corporation.

Item 1: On March 3, 2025, Engaged Capital issued the following press release:

Engaged Capital Nominates Two Highly Qualified, Independent Candidates for Election to Portillo’s Board of Directors

Nominates Charlie Morrison, Who Delivered Total Shareholder Returns of ~760% During His Tenure as CEO of Wingstop, and Nicole Portwood, an Experienced Marketing Executive and Former CMO of Tito’s Handmade Vodka, to Company’s Board

Nominees Possess Necessary Restaurant Operations and Marketing Experience to Drive Greater Urgency on Enhancing Company Performance

NEWPORT BEACH, CA—(BUSINESS WIRE)—Engaged Capital, LLC (together with certain of its affiliates, “Engaged” or “we”), which beneficially owns approximately 8.6% of the outstanding Class A common stock of Portillo’s Inc. (NASDAQ: PTLO) (“Portillo’s” or the “Company”), today announced that it has nominated two highly qualified, independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). In connection with its nomination, Engaged issued the following statement:

“Engaged is one of the largest stockholders of Portillo’s because we believe the Company has a clear path to delivering enhanced value for stockholders. Portillo’s is an iconic brand with beloved restaurants that possesses a number of attributes that set the foundation for highly profitable long-term growth, including:

1.	Industry-leading average unit volumes, or AUVs;
2.	High-quality and differentiated food and beverages offered at compelling value; and
3.	Proven portability of the concept based on new store volumes in expansion markets where overall awareness is still very low

Despite these tailwinds for value creation and a rich legacy as a Chicago classic, the Company’s performance appears to be suffering due to outdated restaurant operations, ineffective marketing and lower than justified restaurant-level cash-on-cash returns. Although these issues have led to a depressed valuation for the Company, they are all readily fixable.

Based on our own analysis and engagement with Portillo’s, we believe the Company has a significant runway to increase same-store sales and profitably grow restaurant units. We are encouraged by recent initiatives to address the Company’s challenges, including the addition of long-time Chipotle CFO Jack Hartung to the Board. Ultimately, however, we contend the magnitude of value creation at Portillo’s will depend on leadership’s ability to execute key initiatives with precision and urgency. The Company needs to refine its approach to new unit development, modernize restaurant operations and related technology, and deploy targeted marketing investments to increase awareness and drive traffic.

We are confident that electing new directors, who possess recent restaurant operations and marketing experience, will dramatically improve Portillo’s ability to execute and close the gap with industry peers. That is why we have nominated two highly qualified, independent candidates – Charlie Morrison and Nicole Portwood – whose backgrounds are ideally suited to help resolve these issues on an expedited basis. Mr. Morrison’s experience as a world-class restaurant operator, who delivered total shareholder returns of ~760% during his tenure as CEO of Wingstop, and Ms. Portwood’s marketing expertise for household brands, including Tito’s, Mountain Dew and Live Nation, will be extremely additive to the Board.1

It is important to stress that we were forced to resort to this public nomination after months of unsuccessful private discussions focused on adding Mr. Morrison to the Board. Much like we have in other engagements with our portfolio companies, we remain ready and willing to reach a constructive resolution that spares all stakeholders an election contest. We believe the anchor for this type of resolution is further incremental change to the Board. A strengthened boardroom with collaborative and experienced restaurant executives, like Mr. Morrison and Ms. Portwood, is a win-win for all of Portillo’s stockholders and stakeholders.”

THE ENGAGED CAPITAL NOMINEES

Charles (Charlie) R. Morrison

Mr. Morrison is a leading restaurant industry executive and director with significant expertise in compounding same-store sales, optimizing operations and developing high-return unit growth strategies in the restaurant space.

•	Most recently served as Chief Executive Officer of Salad and Go, a fast-casual restaurant chain, from April 2022 to October 2024, where he also served as a director from November 2020 to December 2024.

•	Prior to that, served as President and Chief Executive Officer of Wingstop (NASDAQ: WING), an American restaurant chain, from 2012 to March 2022, where he also served as a director and then as Chairman from 2017 until his resignation.

•	Earlier in his career, served as President and Chief Executive Officer of Pizza Inn Inc. (formerly NASDAQ: PZZI) (n/k/a Rave Restaurant Group, Inc. (NASDAQ: RAVE)), a publicly traded international pizza chain, from 2007 to 2012.

Nicole Portwood

Ms. Portwood is an experienced marketing executive with significant expertise in leading growth and brand transformation at well-known, global brands.

•	Most recently served as Chief Marketing Officer of Salad and Go, a fast-casual restaurant chain, from October 2023 to February 2025, where she also served as a director from February 2023 to October 2023.

1 Total shareholder returns of Wingstop Inc. (NASDAQ: WING) from June 12, 2015 to March 13, 2022, dividends reinvested.

•	Previously served as the General Manager of House of Delola, LLC, a ready-to-drink cocktail brand developed by Jennifer Lopez, from June 2022 to September 2023, as well as Chief Brand Officer at Live Nation Entertainment, Inc. (NYSE: LYV), an American multinational entertainment company, from June 2021 to June 2022.

•	Prior to that, served as Vice President of Marketing – Mountain Dew, Energy & Flavors at PepsiCo, Inc. (NASDAQ: PEP) from September 2018 to June 2021, and as Vice President and Chief Marketing Officer of Tito’s Handmade Vodka at Fifth Generation, Inc. from 2010 to 2018, where she helped extend Tito’s beyond its local Texas roots to one of the most recognized brands in the world.

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About Engaged Capital

Engaged Capital, LLC (“Engaged Capital”) is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for our limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC (“Engaged Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Portillo’s Inc., a Delaware corporation (the “Company”).

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master”), Engaged Capital Co-Invest XVII, LP (“Engaged Capital Co-Invest XVII”), Engaged Capital, Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Charles R. Morrison and Nicole Portwood.

As of the date hereof, Engaged Capital Flagship Master directly beneficially owns 3,932,271 shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of the Company, and has entered into certain cash-settled total return swap agreements constituting economic exposure to a further 168,452 notional shares of Common Stock. In addition, as of the date hereof, Engaged Capital Flagship Master has sold short certain custom covered call options referencing an aggregate of 620,000 shares of Common Stock, which have a strike price of $14.00 and expire on May 2, 2025. As of the date hereof, Engaged Capital Co-Invest XVII directly beneficially owns 1,547,500 shares of Common Stock. Engaged Capital, as the general partner and investment adviser of Engaged Capital Flagship Master and Engaged Capital Co-Invest XVII, may be deemed to beneficially own the 5,479,771 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and Engaged Capital Co-Invest XVII. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 5,479,771 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and Engaged Capital Co-Invest XVII. Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 5,479,771 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and Engaged Capital Co-Invest XVII. As of the date hereof, Mr. Morrison and Ms. Portwood do not beneficially own any shares of Common Stock.

Contact

Longacre Square Partners

Greg Marose / Ashley Areopagita, 646-386-0091

engagedcapital@longacresquare.com

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Item 2: On March 3, 2025, Glenn W. Welling of Engaged Capital posted the following material to LinkedIn and X (formerly known as Twitter):